Exhibit 99.1

Global Partners Reports Third-Quarter 2019 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--November 7, 2019--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2019.

“We delivered strong third-quarter results highlighted by product margin increases,” said President and Chief Executive Officer Eric Slifka. “In our Gasoline Distribution and Station Operations segment (GDSO), we benefited from higher retail fuel margins and a full quarter of results from our Champlain and Cheshire Oil portfolio of retail stations and convenience stores, which we acquired in July of last year. In our Wholesale segment, product lines primarily benefited from favorable market conditions.”

Financial Highlights

Financial results for the third quarter of 2019 included a $13.1 million loss on the early extinguishment of debt related to the Partnership's July 2019 repurchase of its 6.25% senior notes.

Net income attributable to the Partnership was $15.1 million, or $0.38 per diluted common limited partner unit, for the third quarter of 2019 compared with a net loss attributable to the Partnership of $14.1 million, or $0.44 per common limited partner unit, for the same period of 2018.

Including the $13.1 million loss on the early extinguishment of debt, earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2019 was $65.1 million compared with $35.8 million for the year-earlier period.

Distributable cash flow (DCF) was $30.4 million in the third quarter of 2019 compared with $5.3 million in the same period of 2018.

Including the $13.1 million loss on the early extinguishment of debt, Adjusted EBITDA was $66.1 million in the third quarter of 2019 compared with $37.2 million in the third quarter of 2018.

Gross profit in the third quarter of 2019 was $187.8 million compared with $135.0 million in the third quarter of 2018, primarily due to higher fuel margins in the GDSO segment and more favorable market conditions in the Wholesale segment. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $210.2 million in the third quarter of 2019 compared with $157.2 million in the third quarter of 2018.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2019 and 2018.

GDSO segment product margin was $168.7 million in the third quarter of 2019, an increase of $20.1 million from $148.6 million in the third quarter of 2018, primarily driven by higher fuel margins and a full quarter of results from the acquisitions of Champlain and Cheshire Oil.

Wholesale segment product margin was $34.2 million in the third quarter of 2019 compared with $3.2 million in the third quarter of 2018 with increases across all product lines. The increase year-over-year in gasoline and gasoline blendstocks and other oils and related products reflects both favorable market conditions in 2019 and a comparison to a weak third quarter in 2018. The increase in crude oil product margin is primarily due to lower rail car related expenses.

Commercial segment product margin was $7.2 million in the third quarter of 2019 compared with $5.5 million in the same period of 2018.

Sales in the third quarter of 2019 were $3.2 billion compared with $3.5 billion in the third quarter of 2018. Wholesale segment sales were $1.8 billion in the third quarter of 2019 compared with $1.9 billion in the third quarter of 2018. GDSO segment sales were $1.1 billion in the third quarter of 2019 compared with $1.2 billion in the third quarter of 2018. Commercial segment sales were $0.3 billion for each of the third quarters of 2019 and 2018.

Volume in the third quarter of 2019 was 1.6 billion gallons compared with 1.5 billion gallons in the same period of 2018. Wholesale segment volume was 995.6 million gallons in the third quarter of 2019 compared with 924.6 million gallons in the third quarter of 2018. GDSO segment volume was 423.3 million gallons in the third quarter of 2019 compared with 424.1 million gallons in the same period of 2018. Commercial segment volume was 171.5 million gallons in the third quarter of 2019 compared with 166.5 million gallons in the same period of 2018.

Recent Highlights

  Global’s Board of Directors announced an increase of its quarterly cash distribution from $0.5150 to $0.52 per unit on all of its outstanding common units for the period from July 1 to September 30, 2019. The distribution will be paid on November 14, 2019 to unitholders of record as of the close of business on November 8, 2019.
  Global’s Board of Directors announced a quarterly cash distribution of $0.609375 per unit, or $2.4375 per unit on an annualized basis, on the Partnership’s Series A preferred units for the period from August 15, 2019 through November 14, 2019. This distribution will be paid on November 15, 2019 to holders of record as of the opening of business on November 1, 2019.

Business Outlook

“We had a strong performance through the first nine months of 2019, and our terminal network and retail assets provide us with a solid foundation as we move forward,” Slifka said.

For full-year 2019, Global has raised its EBITDA guidance to a range of $225 million to $240 million, before recognition of a $13.1 million loss on the early extinguishment of debt expense in the third quarter of 2019, compared with prior EBITDA guidance of $200 million to $225 million. Global’s guidance excludes gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2019 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2019 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin
Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non‑GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow
Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Sales	$3,245,653	$3,468,835	$9,732,819	$9,398,301
Cost of sales	3,057,884	3,333,861	9,221,063	8,969,736
Gross profit	187,769	134,974	511,756	428,565

Costs and operating expenses:
Selling, general and administrative expenses	45,333	42,127	127,391	121,447
Operating expenses	87,827	83,776	257,222	234,043
Gain on trustee taxes	-	-	-	(52,627)
Lease exit and termination gain	-	(3,506)	(493)	(3,506)
Amortization expense	2,766	3,079	8,719	7,984
Net loss (gain) on sale and disposition of assets	323	940	(252)	5,840
Goodwill and long-lived asset impairment	643	414	643	414
Total costs and operating expenses	136,892	126,830	393,230	313,595

Operating income	50,877	8,144	118,526	114,970

Interest expense	(22,091)	(22,579)	(68,113)	(65,637)
Loss on early extinguishment of debt	(13,080)	-	(13,080)	-

Income (loss) before income tax (expense) benefit	15,706	(14,435)	37,333	49,333

Income tax (expense) benefit	(813)	(29)	(1,275)	900

Net income (loss)	14,893	(14,464)	36,058	50,233

Net loss attributable to noncontrolling interest	187	384	637	1,142

Net income (loss) attributable to Global Partners LP	15,080	(14,080)	36,695	51,375

Less: General partner's interest in net income (loss), including incentive distribution rights
	395	(27)	1,065	479
Less: Series A preferred limited partner interest in net income	1,682	1,009	5,046	1,009

Net income (loss) attributable to common limited partners	$13,003	$(15,062)	$30,584	$49,887

Basic net income (loss) per common limited partner unit (1)	$0.38	$(0.44)	$0.91	$1.48

Diluted net income (loss) per common limited partner unit (1)	$0.38	$(0.44)	$0.89	$1.47

Basic weighted average common limited partner units outstanding	33,865	34,114	33,791	33,680

Diluted weighted average limited partner units outstanding	34,266	34,114	34,255	33,894

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,780	$8,121
Accounts receivable, net	335,752	334,777
Accounts receivable - affiliates	7,432	5,435
Inventories	393,695	386,442
Brokerage margin deposits	24,716	14,766
Derivative assets	9,198	26,390
Prepaid expenses and other current assets	94,809	98,977
Total current assets	871,382	874,908

Property and equipment, net	1,101,608	1,132,632
Right of use assets, net	299,000	-
Intangible assets, net	49,477	58,532
Goodwill	324,744	327,406
Other assets	32,034	30,813

Total assets	$2,678,245	$2,424,291

Liabilities and partners' equity
Current liabilities:
Accounts payable	$310,368	$308,979
Working capital revolving credit facility - current portion	102,900	103,300
Lease liability - current portion	65,273	-
Environmental liabilities - current portion	6,092	6,092
Trustee taxes payable	35,637	42,613
Accrued expenses and other current liabilities	92,390	117,274
Derivative liabilities	7,908	4,494
Total current liabilities	620,568	582,752

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	197,000	220,000
Senior notes	690,103	664,455
Long-term lease liability - less current portion	243,654	-
Environmental liabilities - less current portion	54,512	57,132
Financing obligations	149,526	149,997
Deferred tax liabilities	43,243	42,856
Other long-term liabilities	47,892	57,905
Total liabilities	2,196,498	1,925,097

Partners' equity
Global Partners LP equity	480,521	497,331
Noncontrolling interest	1,226	1,863
Total partners' equity	481,747	499,194

Total liabilities and partners' equity	$2,678,245	$2,424,291

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$20,194	$5,586	$76,568	$54,423
Crude oil	(3,019)	(7,606)	(10,043)	2,885
Other oils and related products	17,071	5,175	40,566	31,477
Total	34,246	3,155	107,091	88,785
Gasoline Distribution and Station Operations segment:
Gasoline distribution	107,620	91,335	282,919	238,434
Station operations	61,109	57,265	169,621	149,479
Total	168,729	148,600	452,540	387,913
Commercial segment	7,213	5,478	18,217	16,524
Combined product margin	210,188	157,233	577,848	493,222
Depreciation allocated to cost of sales	(22,419)	(22,259)	(66,092)	(64,657)
Gross profit	$187,769	$134,974	$511,756	$428,565

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$14,893	$(14,464)	$36,058	$50,233
Net loss attributable to noncontrolling interest	187	384	637	1,142
Net income (loss) attributable to Global Partners LP	15,080	(14,080)	36,695	51,375
Depreciation and amortization, excluding the impact of noncontrolling interest	27,110	27,310	81,022	78,483
Interest expense, excluding the impact of noncontrolling interest	22,091	22,579	68,113	65,637
Income tax expense (benefit)	813	29	1,275	(900)
EBITDA (1)	65,094	35,838	187,105	194,595
Net loss (gain) on sale and disposition of assets	323	940	(252)	5,840
Goodwill and long-lived asset impairment	643	414	643	414
Adjusted EBITDA (1)	$66,060	$37,192	$187,496	$200,849

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$143,017	$(29,676)	$109,525	$(45,902)
Net changes in operating assets and liabilities and certain non-cash items	(100,890)	42,798	8,077	175,545
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	63	108	115	215
Interest expense, excluding the impact of noncontrolling interest	22,091	22,579	68,113	65,637
Income tax expense (benefit)	813	29	1,275	(900)
EBITDA (1)	65,094	35,838	187,105	194,595
Net loss (gain) on sale and disposition of assets	323	940	(252)	5,840
Goodwill and long-lived asset impairment	643	414	643	414
Adjusted EBITDA (1)	$66,060	$37,192	$187,496	$200,849

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$14,893	$(14,464)	$36,058	$50,233
Net loss attributable to noncontrolling interest	187	384	637	1,142
Net income (loss) attributable to Global Partners LP	15,080	(14,080)	36,695	51,375
Depreciation and amortization, excluding the impact of noncontrolling interest	27,110	27,310	81,022	78,483
Amortization of deferred financing fees and senior notes discount	1,352	1,720	4,679	5,150
Amortization of routine bank refinancing fees	(902)	(1,022)	(2,814)	(3,066)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,235)	(8,616)	(33,301)	(25,860)
Distributable cash flow (2)(3)(4)	30,405	5,312	86,281	106,082
Distributions to Series A preferred unitholders (5)	(1,682)	(1,009)	(5,046)	(1,009)
Distributable cash flow after distributions to Series A preferred unitholders	$28,723	$4,303	$81,235	$105,073

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$143,017	$(29,676)	$109,525	$(45,902)
Net changes in operating assets and liabilities and certain non-cash items	(100,890)	42,798	8,077	175,545
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	63	108	115	215
Amortization of deferred financing fees and senior notes discount	1,352	1,720	4,679	5,150
Amortization of routine bank refinancing fees	(902)	(1,022)	(2,814)	(3,066)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,235)	(8,616)	(33,301)	(25,860)
Distributable cash flow (2)(3)(4)	30,405	5,312	86,281	106,082
Distributions to Series A preferred unitholders (5)	(1,682)	(1,009)	(5,046)	(1,009)
Distributable cash flow after distributions to Series A preferred unitholders	$28,723	$4,303	$81,235	$105,073

(1)	EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2019 include a $13.1 million loss on the early extinguishment of debt related to the Partnership's repurchase of its 6.25% senior notes. EBITDA and Adjusted EBITDA for the nine months ended September 30, 2018 include a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(2)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3)	Distributable cash flow includes a net loss (gain) on sale and disposition of assets and a goodwill and long-lived asset impairment of $0.9 million and $1.3 million for the three months ended September 30, 2019 and 2018, respectively, and $0.3 million and $6.2 million for the nine months ended September 30, 2019 and 2018, respectively. Excluding these charges, distributable cash flow would have been $31.3 million and $6.6 million for the three months ended September 30, 2019 and 2018, respectively, and $86.6 million and $112.3 million for the nine months ended September 30, 2019 and 2018, respectively.
(4)	Distributable cash flow for the three and nine months ended September 30, 2019 includes a $13.1 million loss on the early extinguishment of debt related to the Partnership's repurchase of its 6.25% senior notes. Distributable cash flow for the nine months ended September 30, 2018 includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(5)	Distributions to Series A preferred unitholders represent the distributions earned by the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2018.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800